Exhibit (d)(4)

Schedule A

(updated and effective as 07/08/2026)

Fund(s)

Amplify AI Powered Equity ETF (formerly AI Powered Equity ETF)

Amplify Travel Tech ETF

Amplify Lithium & Battery Technology ETF

Amplify Transformational Data Sharing ETF

Amplify Etho Climate Leadership U.S. ETF

Amplify BlueStar Israel Technology ETF

Amplify Alternative Harvest ETF

Amplify BlackSwan Growth & Treasury Core ETF

Amplify BlackSwan ISWN ETF

Amplify Thematic All-Stars ETF

Amplify BlackSwan Tech & Treasury ETF

Amplify Natural Resources Dividend Income ETF

Amplify Junior Silver Miners ETF

Amplify Seymour Cannabis ETF

Amplify SILJ Covered Call ETF

Amplify HACK Cybersecurity Covered Call ETF

Amplify Energy & Natural Resources Covered Call ETF (formerly Amplify Natural Resources Dividend Income ETF)

Amplify S&P 500 Dividend Drivers ETF